Exhibit 10.2

FIRST AMENDMENT OF LEASE

AGREEMENT (“Agreement”) dated as of the 15th day of December, 2014 between LF Greenwich LLC, a New York limited liability company, having an address at c/o Centaur Properties LLC, 580 Fifth Avenue, 32nd Floor, New York, New York 10036 (“Landlord”) and SoulCycle 609 Greenwich Street, LLC, a Delaware limited liability company, having an address at 609 Greenwich Avenue, New York, New York 10014 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant executed and delivered a certain office Lease dated September, 11, 2012 (“Original Lease”) covering a portion of the ground floor and cellar (“Original Premises”) in the Building known as 609 Greenwich Avenue, New York, New York (“Building”); and

WHEREAS, Landlord and Tenant desire to amend the Original Lease as hereinafter provided.

NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Lease. The term “Lease” as used herein and in the Original Lease shall mean the Original Lease, as modified hereby and from and after the “Effective Date” (as hereinafter defined), the term Premises, as used herein, shall mean together the Original Premises and the “Additional Premises” (as hereinafter defined).

2. Reserved.

3. (a) In addition to the Original Premises demised pursuant to the Original Lease, Landlord, as of the Effective Date, hereby demises to Tenant the total rentable area on the sixth (6th) floor of the Building (“Additional Premises”) subject to the terms and conditions as provided in this Paragraph 3. Subject to Paragraph 3 (e) below, the “Effective Date” shall mean the date Landlord delivers the entire Additional Premises to Tenant vacant, free of all occupants and claims of occupants in its “AS IS” condition on the Effective Dale. Landlord agrees to give Tenant seven days’ prior notice of the anticipated Effective Date. Nothing contained herein shall require Landlord to perform any work in the Additional Premises to make the Additional Premises ready for Tenant’s occupancy.

(b) (i) In addition to the Fixed Rent payable pursuant to the Original Lease with respect to the Original Premises, commencing on the Effective Date, Tenant agrees to pay to Landlord additional Fixed Rent for the Additional Premises as follows:

Lease Years	Annual Fixed Rent	Monthly Fixed Rent
1	$795,000.00	$66,250.00
2	$814,875.00	$67,906.25
3	$835,246.88	$69,603.91
4	$856,128.05	$71,344.00
5	$877,531.25	$73,127.60
6	$899,469.53	$74,955.79
7	$921,956.27	$76,829.69
8	$945,005.17	$78,750.43

(ii) For the purposes of this Paragraph 3(b), the first Lease Year shall commence on the Effective Date and shall expire on April 30, 2016, and each subsequent Lease Year shall commence on May 1 and end on April 30.

(c) Notwithstanding anything in the Lease to the contrary, if Tenant exercises its option pursuant to Section 2.B(i) of the Original Lease to extend the term of the Lease for the second Renewal Term, the Fixed Rent payable pursuant to the Lease for the Premises shall be the sum of the following amounts as follows:

Original Premises
Lease Years	Annual Fixed Rent	Monthly Fixed Rent
1	$881,306.60	$73,442.22
2	$903,339.27	$75,278.27
3	$925,922.75	$77,114.10
4	$949,070.82	$79,089.24
5	$972,797.59	$81,066.47

Additional Premises
Lease Years	Annual Fixed Rent	Monthly Fixed Rent
1	$968,630.30	$80,719.19
2	$992,846.06	$82,737.17
3	$1,017,667.21	$84,805.60
4	$1,043,108.89	$86,925.74
5	$1,069,186.62	$89,098.88

(d) Landlord represents to Tenant that the Additional Premises is currently occupied by multiple tenants pursuant to leases which either expire on December 15 or 31, 2014, or are month-to-month, and no such tenant has any right or option to further extend the term of its lease. Landlord further agrees, on or before December 22, 2014 to notify the month-to-month tenants in writing that Landlord is cancelling their leases as of January 31, 2015, and copies of such notices shall be concurrently delivered to Tenant or Tenant’s attorneys. Landlord agrees that it will not extend the expiration date of any such lease. If any tenants hold over in the Additional Premises beyond January 31, 2015, Landlord shall promptly start an action to recover possession of such premises and diligently prosecute such action(s) to completion. Upon Tenant’s request, Landlord shall advise Tenant of the status of all proceedings and Landlord and Tenant shall reasonably cooperate with each other to enable Landlord to deliver possession of the Additional Premises to Tenant at the earliest possible opportunity. In no event shall Landlord be required to pay any current tenant of the Premises any sums to vacate their premises in order to recover possession of such premises. Prior to the Effective Date, Tenant shall be permitted access to the Additional Premises, subject to the rights of the existing tenants, for the purposes of taking measurements and to survey the Additional Premises and conduct non-invasive due diligence, provided (i) Tenant shall not interfere with the use of the Additional Premises by the existing occupants and (ii) Tenant provides insurance as reasonably required by Landlord, naming Landlord and other parties designated by Landlord as additional insureds. Any such entry shall be at Tenant’s sole risk and Landlord shall not be responsible for any damage or loss to property or installations placed in the Additional Premises or caused by Tenant, Tenant covenants and agrees to repair any damage caused by Tenant’s early entry and to indemnify, defend and hold Landlord harmless, from and against any and all liability as a result of Tenant’s early entry.

(e) If at any time prior to the Effective Date, Landlord receives vacant possession of less than all of the Additional Premises from the current occupants, Landlord shall offer to deliver such space to Tenant (the “Offered Premises”), and if Tenant, in its sole option, agrees to accept delivery of the Offered Premises prior to the delivery of the entire Additional Premises, then, anything in this Agreement to the contrary notwithstanding, the term “Effective Date” with respect to the Offered Premises shall be the date on which Landlord delivers possession of the Offered Premises to Tenant vacant and broom clean, free of all occupants, claims of occupants, refuse and rubbish and personal property. Upon Tenant’s acceptance of any Offered Premises, (a) the Fixed Rent payable for such Offered Premises shall be equal to the product of $795,000, multiplied by a fraction, as such portions are delivered, the numerator of which is the rentable area of the Offered Premises so delivered, as shown on Exhibit A, and the denominator of which is 6,261 (the “Percentage”) and (b) “Tenant’s Proportionate Share” for the purposes of Paragraph 4 below until the Effective Date shall be equal to the product of 12.5% multiplied by the Percentage. For example if Tenant accepts Suite 1 and 2 as shown on Exhibit A, the Percentage would be 8.24%. Landlord and Tenant shall reasonably cooperate with each other to enable Tenant to commence Tenant’s initial Alterations in the Offered Premises, subject to the rights of the then existing occupants, Notwithstanding the foregoing, the Effective Date shall not be deemed to occur until the entire Additional Premises are delivered to Tenant.

(f) In the event Landlord fails to deliver possession of all of the Additional Premises to Tenant on or before June 1, 2015, Tenant shall have the right to terminate the Lease with respect to the Additional Premises, by notice to Landlord delivered on or before June 15, 2015. If Tenant took possession of any Offered Premises prior to such termination, Tenant shall vacate such Offered Premises and deliver possession thereof, broom clean and free and clear of all tenants and rights of occupancy, within fifteen (15) business days after delivery of such notice to Landlord. If Tenant has commenced any alterations in the Offered Premises prior thereto, Tenant shall complete such work, unless Landlord directs otherwise within five days after request from Tenant, and deliver all sign-offs to Landlord as provided in Article 6 of the Lease.

(g) Landlord agrees that the provisions of the last paragraph of Article 5 of the Lease shall apply to Tenant’s initial Alterations.

4. It is the intention of the parties that additional rent payable by Tenant pursuant to Article 8 of the Lease be calculated separately for the Original Premises and the Additional Premises, with the calculations for the Original Premises being made pursuant to the provisions of Article 8 of the Original Lease as unmodified by this Agreement and the calculations for the Additional Premises being made as of the Effective Date pursuant to the provisions of Article 8 of the Existing Lease with the following modifications:

(a) “Base Year” for the Additional Premises shall mean the Tax Year July 1, 2014 and ending June 30, 2015.

(b) “Tenant’s Proportionate Share” for all of the Additional Premises shall mean 12.5%.

5. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker or finder in connection with this Agreement. Landlord and Tenant each agree to indemnify and hold the other harmless from and against any and all commission, liability, claim, loss, damage or expense, including reasonable attorneys’ fees, arising from any claims for brokerage or any other fee or commission by any person with whom such party has dealt.

6. If and when the Effective Date occurs, the following provisions shall apply:

(a) As of the Effective Date, Tenant shall be deemed (without any requirement for the delivery of a notice or the execution of any other instrument) to have exercised its option pursuant to Section 2.B(i) of the Original Lease to extend the term of the Original Lease for the first Renewal Term. The Fixed Rent payable for the first Renewal Term shall be the Fixed Rent set forth in Section 2.B(ii)(a) of the Original Lease. Accordingly, following the Effective Date, the new Expiration Date under the Lease for the entire Premises shall be April 30, 2023.

(b) As of the Effective Date, Tenant has assigned its interest under the Lease to SoulCycle Holdings, LLC (“SC Holdings”), and SC Holdings has assumed all obligations of Tenant under the Lease to the extent accruing from and after the Effective Date (and a duplicate original counterpart of which has been furnished to Landlord (“Assignment”), and (2) upon the Effective Date, the Guaranty dated September 11, 2012 executed and delivered by SC Holdings in connection with the Original Lease shall be automatically terminated as to the Premises only, and only with respect to obligations accruing under the Original Lease after the date of the Assignment, but nothing contained herein shall be deemed to release Tenant from any and all obligations (i) under the Lease, or (ii) under the Guaranty accruing prior to the date of the Assignment with respect to the Original Lease, or (iii) under the Guaranty with respect to the “Retail Lease” (as defined in the Original Lease). At the request of either party, Tenant and Guarantor shall confirm the occurrence of the Effective Date.

(c) No later than the ninetieth (90th) day after the Effective Date, provided no Event of Default shall be outstanding, Landlord shall to return to Tenant the security deposit of $48,276.62, or so much of which has not been applied by Landlord prior thereto (and from and after such date, Article 49 of the Lease shall be deemed deleted and of no further force or effect).

(d) Notwithstanding the provisions of Section 32 of the Original Lease, Tenant shall be entitled to an aggregate amount of 103 Connected Tons of Condenser Water for the Premises and the premises demised under the Retail Lease.

(e) As part of Tenant’s initial Alterations in the Additional Premises, Tenant shall be permitted to install a hot water heater to supply hot water to the Additional Premises.

(f) Throughout the Term, Landlord shall provide, at Landlord’s cost, nonexclusive use of at least one passenger elevator car to the 6th floor of the Building subject to call at all times. In addition, Tenant shall have non-exclusive access to the automatic freight elevator on a first come, first served basis, and to the extent, it is in service and available, the Building’s manual freight elevator, subject to the then Building charges for such use. In connection with Tenant’s initial Alterations in the Additional Premises, Tenant shall be entitled to at least 12 hours per week during Tenant’s initial Alterations to the Additional Premises of exclusive use of the Building’s freight elevators free of charge. Landlord shall be responsible for the maintenance and repair of the Building’s elevator pursuant to the terms of Section 7.A of the Lease.

(g) Landlord shall, upon Tenant’s request, list on Building directory, the names of Tenant, any other party occupying any part of the demised premises as permitted by the Lease and their officers or employees, without charge to Tenant.

7. (a) Subject to the next following sentence and the provisions of the Paragraph 7, if Landlord desires to enter into a lease with an unrelated third party at any time during the Term (the “Option Lease”) for all or any part of the fourth (4th) or fifth (5th) floors in the Building (the “ROFO Space”), then Landlord shall deliver a notice to Tenant (the “ROFO Notice”) stating in bold capital letters “THIS IS AN OPTION NOTICE”. It is understood and agreed that notwithstanding the foregoing, any lease or lease renewal of the currently existing tenants (or their successors or assigns) of the ROFO Space, including without limitation any expansion of said currently existing tenants in the ROFO Space to vacant portions of the ROFO Space shall be excluded from an Option Lease and shall be permitted by Landlord without Landlord being required to give a ROFO Notice to Tenant. If Landlord gives a ROFO Notice and if no Event of Default has occurred and is continuing as of the date of the ROFO Notice, then Tenant shall have the option (the “ROFO Option”), exercisable by notice (the “Exercise Notice”) to Landlord on or before the sixtieth (60th) day after the date when Landlord gives the ROFO Notice to Tenant, to include the ROFO Space in the Premises on the terms and conditions set forth in the Lease except as hereinafter set forth. If Tenant exercises the ROFO Option, then the Fixed Rent payable for the ROFO Space shall be the Fair Market Rent, as determined in accordance with the procedures set forth in Section 2.B(iv)-(v) of the Original Lease. If Tenant does not exercise the ROFO Option with respect to the applicable ROFO Space on or before the sixtieth (60th) day after the date when Landlord gives the ROFO Notice to Tenant, then Landlord shall be deemed to have complied with the provisions of this Paragraph 7 and may enter into an Option Lease at any time thereafter and Landlord shall not be obligated to re-offer the ROFO Space to Tenant in accordance with the terms of this Paragraph 7(a) at any time thereafter.

(b) The ROFO Space shall be delivered to Tenant in its then existing condition, vacant and broom clean, free of all occupants, claims of occupants, refuse and rubbish and personal property and otherwise “as is” (the date of such delivery to Tenant is hereinafter referred to as the “ROFO Date”). Subject to the applicable provisions of the Lease, Tenant shall be permitted to construct interior stairs connecting the ROFO Space to the Additional Premises, subject to Tenant’s compliance with Article 6 of the Lease and if Tenant so constructs the same, at Landlord’s option, given to Tenant prior to the expiration of the Lease, Tenant agrees to remove the stairs and restore the opening to the condition prior to the construction of such stairs, all in accordance with Legal Requirements.

(c) At Landlord’s option, Landlord may delay delivering of the ROFO Space for the 4th floor, for up to two years after delivery of the Exercise Notice, to temporarily accommodate the needs of existing tenants in the Building for temporary space. Landlord shall not deliver a ROFO notice for the 5th floor prior to January 1, 2017 unless the 5th floor ROFO Space will become available prior thereto and for the 4th floor space, not before April 1, 2017 unless it becomes available prior thereto.

(d) From and after the ROFO Date, the ROFO Space shall be deemed incorporated for all purposes under the Lease with the same effect as if originally constituting part of the Premises originally demised hereunder, except as provided in this Paragraph 8, and the term “Premises” shall apply to the ROFO Space and the Premises originally demised hereunder. From and after the ROFO Date, Tenant’s Proportionate Share shall be increased to reflect the rentable square footage area of the ROFO Space (to be determined in accordance with the standards used for the measurement of the Premises).

(e) If the applicable ROFO Space shall not be available for Tenant’s occupancy on the anticipated ROFR Date for any reason, including the holding over of the prior tenant, subject to Paragraph 8(c) above, then Landlord shall use commercially reasonable efforts to make such space available as soon as is reasonably practical (including, without limitation, the institution of dispossess proceedings against the holdover tenant if such dispossess proceedings could reasonably be expected to accelerate the vacating of such space by such holdover tenant); provided, however, that Landlord and Tenant agree that the failure to have such applicable ROFO Space available for occupancy by Tenant shall in no way affect the validity of the Lease or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the Term of this Lease; and further provided that the ROFO Date for applicable ROFO Space shall be deferred to and shall be the date the ROFO Space is available for Tenant’s occupancy unleased and free of tenants and other occupants.

8. Landlord represents to Tenant that, as of the date hereof, there is no mortgage encumbering the Premises other than the certain mortgage held by Capital One Bank (the “Holder”). Landlord agrees to obtain and deliver to Tenant, on or before sixty (60) days from the date of this Agreement, an agreement, substantially in the form of the SNDA entered into in connection with the Original Lease, or an amendment thereto, or consent and agreement that the original SNDA applies to the Additional Premises, in either of the foregoing cases, executed by Holder covering the Additional Premises. If Landlord fails timely to deliver to Tenant duly executed copies of the SNDA, Tenant shall have the right, exercisable no later than seventy five (75) days from the date of this Agreement, but not after such SNDA has been executed and delivered, to cancel and terminate this Agreement by notice to Landlord. Upon the giving of such notice of cancellation and termination, this Agreement shall terminate and come to an end, and the parties shall not have any further rights or obligations hereunder (other than those obligations which are expressly stated to survive termination), but in all events, the Original Lease shall continue in full force and effect.

9. Except as expressly modified herein, the parties hereto affirm that the Lease is in full force and effect, and as modified hereby, the Lease is ratified and confirmed in all respects.

10. This Agreement may not be orally changed or terminated, nor any of its provisions waived, unless by an agreement in writing signed by the party against whom enforcement of any change, termination or waiver is sought.

11. Tenant acknowledges that this Agreement shall not be binding on Landlord until Landlord shall have executed this Agreement and a counterpart thereof shall have been delivered to Tenant.

12. If any of the provisions of the Lease, as amended hereby, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Lease, as amended hereby, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of the Lease, as amended hereby, shall be valid and enforce able to the fullest extent permitted by law.

13. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LANDLORD:

LF Greenwich LLC

By:	/s/ Harlan Berger

Harlan Berger

TENANT;

SoulCycle 609 Greenwich Street, LLC

By:	/s/ Elizabeth Cutler

Elizabeth Cutler

EXHIBIT A

(All Dimensions and Locations are Approximate)